CLARIVATE PLC
INSIDER TRADING POLICY
(Adopted February 23, 2023)
I.SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Clarivate Plc (together with its subsidiaries, the “Company”) as well as that of all persons affiliated with the Company.
“Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, and civil and criminal fines for individuals and corporations. Insider trading is also prohibited by this Insider Trading Policy (this “Policy”), and any violation of this Policy may result in disciplinary action, up to, and including, termination.
This Policy applies to all officers, directors, employees and consultants and anyone else who has material inside information about the Company (each, an “Insider”). Insiders are responsible for ensuring that they understand and comply with this Policy. This Policy also applies to anyone else who lives in such Insider’s household, and any family members who do not live in the household but whose transactions in Company securities are directed by or are subject to the influence or control of the Insider (such as parents or children who consult with the Insider before they trade in Company securities) as well as any entities controlled by Insiders, including any corporations, partnerships, limited liability companies or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Questions regarding the Policy should be directed to the Company’s General Counsel or Chief Compliance Officer.
Active trading in the Company’s securities is strongly discouraged and trades in the Company’s securities should be exclusively for investment, and not speculative, purposes.
II.POLICIES AND PROCEDURES PROHIBITING INSIDER TRADING
A.No Insider Trading
No Insider shall purchase or sell any type of Company security while in possession of inside information relating to the Company. In addition, any Insider (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material non-public information about a company with which the Company does business, including a customer or supplier of the Company, may not trade in that company’s securities until the information becomes public or is no longer material.
B.No Tipping
No Insider shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

C.Blackout Periods for Designated Insiders
No person informed of their status as a “Designated Insider” shall purchase or sell any security of the Company during the period beginning as of the end of trading on the New York Stock Exchange on the 15th calendar day of the last month of each fiscal quarter of the Company and ending upon completion of the second full trading day after the public release of earnings for such fiscal quarter or during any other trading suspension period declared by the Company (each a “Blackout Period”). For the purposes of this Policy, “Designated Insiders” are certain Insiders who may have access to inside information that are notified they fall into this category and a “trading day” is a day on which the New York Stock Exchange is open for trading.
These Blackout Period prohibitions do not apply to the following (but pre-clearance for Designated Insiders is still required in each case):
•purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
•exercises of share options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or the Company’s 2019 Incentive Award Plan, as amended, or vesting of equity-based awards, that in each case do not involve a market sale (unless mandated by the Company) of the Company’s securities (the “cashless exercise” of Company shares options or other equity award through a broker does involve a market sale of the Company’s securities, and therefore would not qualify under this exception); or
•bona fide gifts of the Company’s securities.
Exceptions to the Blackout Periods set forth in Section II.C. above may be approved only by the Company’s General Counsel, Chief Financial Officer or Chief Compliance Officer, or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.
From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the General Counsel, Chief Financial Officer or Chief Compliance Officer, may recommend that trading in the Company’s securities be suspended because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in our securities while the suspension is in effect and should not disclose to others that the Company has suspended trading.
D.Pre-Clearance of All Trades by Designated Insiders
All transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company shares, the exercise of share options and the sale of Company shares issued upon exercise of shares options) by Designated Insiders must be pre-cleared by the Company’s General Counsel, Chief Financial Officer or Chief Compliance Officer by contacting the Company’s stock administration team through HR Help (for case type, select Equity) in order to provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities. The General Counsel may designate one or more individuals who may pre-clear transactions in the event that the General Counsel, Chief Financial Officer and Chief Compliance Officer are unable or unavailable to perform such duties. Pre-clearance does not relieve anyone of his or her responsibility under Securities and Exchange Commission (“SEC”) rules.
A request for pre-clearance must be in writing at least two business days in advance of the proposed transaction and should include the type of proposed transaction, the proposed date of the transaction and the number of shares or other securities to be involved. In addition, upon request, the Designated Insider must execute a certification (in the form approved by the General Counsel or Chief Compliance Officer) that he or she is not aware of material nonpublic information about the Company. The General Counsel, Chief Financial Officer or Chief Compliance Officer (or their delegate) shall have sole discretion to decide whether to clear any contemplated transaction. The Chief Executive Officer shall have sole authority to clear transactions by members of the Company’s Executive Leadership Team or board of directors or persons or entities subject to this policy as a result of their relationship with a member of the Company’s Executive Leadership Team or board of directors. All trades that are pre-cleared must be effected within three business days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel, Chief Financial Officer, Chief Compliance Officer or Chief Executive Officer (or their delegate), as applicable. A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the three business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Designated Insider becomes aware of material non-public information or becomes subject to a Blackout Period before the transaction is effected, the transaction may not be completed.
None of the Company, the Chief Executive Officer, General Counsel, Chief Financial Officer, Chief Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance submitted pursuant to this Policy. Notwithstanding any pre-clearance of a transaction, none of the Company, the Chief Executive Officer, General Counsel, Chief Financial Officer, Chief Compliance Officer or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.
E.Post-Termination Transactions
This Policy continues to apply after an insider is no longer employed with the Company to transactions in the Company’s securities for so long as an individual is in possession of material, non-public information. Such individuals may not trade in the Company’s securities until any material, non-public information they had when their service terminated has become public or is no longer material.
F.Access to Information Relating to the Company
Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited only to officers, directors, employees and consultants of the Company on a need-to-know basis. In communicating material, non-public information to officers, directors, employees and consultants of the Company, all Insiders must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information. In addition, such information should not be communicated to anyone outside the Company under any circumstances, except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information.
G.    Limitations on Access to Company Information
All Insiders should take all steps and precautions necessary to restrict access to, and secure, material, non-public information. Maintaining the confidentiality of Company information is essential for security and business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation. The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company, and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts, and others in the financial community be made on the Company’s behalf only through authorized individuals.
III. EXPLANATION OF INSIDER TRADING
“Securities” includes shares, debt securities (such as bonds, notes and debentures), options, warrants and other convertible securities, as well as derivative instruments (such as put and call options and convertible debentures).
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-shares transactions, conversions, the exercise of share options, and acquisitions and exercises of warrants or puts, calls or other derivative securities. These definitions may also apply to certain transactions entered into for purposes of estate planning.
It is generally understood that insider trading includes the following:
•trading by insiders while in possession of material, non-public information;
•trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s duty to keep it confidential or was misappropriated; and
•communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
A.    What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact could reasonably be expected to affect the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.
Examples of material information include (but are not limited to):
•information about dividends;
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers or dispositions;
•major new products or services or product or service developments;
•important business developments such as major contract awards or cancellations, large content acquisition agreements, developments regarding strategic collaborators or the status of regulatory submissions;
•management or control changes;
•significant borrowing or financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•bankruptcies; and
•significant litigation or regulatory actions.
Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.
In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. When in doubt, do not trade.
B.What is Non-public?
Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, and after the investing public has had time to absorb the information fully, such as through a press release, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a conference call for which adequate notice was provided, and/or public disclosure documents filed with the SEC that are available on the SEC’s website.
The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information.

Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.
Only you know what you know. The Company cannot provide you with confirmation that you are not in possession of material, non-public information. When in doubt, don’t disclose.
C.Trading by Persons Other than Insiders
Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by Insiders. An Insider does not need to have profited from a tippee’s transaction in order to face insider trading liability. Persons other than Insiders can also be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.
Tippees inherit an Insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an Insider, regardless of whether such information was received by overt tips or through, among other things, conversations at social, business, or other gatherings. Similarly, just as Insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade.
D.    Penalties for Engaging in Insider Trading
Penalties for insider trading violations can extend significantly beyond any profits made or losses avoided and the SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Penalties under the federal securities laws include:
•jail sentences of up to 20 years;
•criminal fines for individuals of up to $5,000,000;
•civil fines of up to three times the amount of profit gained or loss avoided;
•damage awards to private plaintiffs;
•disgorgement of all profits; and
•civil fines for the Company of up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by the violator.
In addition, insider trading could result in serious sanctions imposed by the Company, including dismissal, and other federal and state civil or criminal laws may also be violated in connection with insider trading, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO).
E.Size of Transaction and Reason for Transaction Do Not Matter
The size of the transaction or the amount of profit received does not have to be significant to result in prosecution and the reason for the transaction does not matter. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.
F.Examples of Insider Trading
Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.
The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.
Trading by Insider
•An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s shares. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.
Trading by Tippee
•An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s shares in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.
IV.    ADDITIONAL PROHIBITED TRANSACTIONS
A.Short Sales; Speculation in the Company’s Securities
Short sales (sales of securities that are not owned at the time of sale) may reduce the seller’s incentive to improve the Company’s performance and are prohibited by this Policy. Any other transaction, the primary purpose of which is to capitalize on short-term opposite way movements in the value of the Company’s securities is also prohibited.
B.Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s shares and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an Insider’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities are prohibited by this Policy.
C.Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an Insider to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the Insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Therefore, such transactions involving the Company’s equity securities are prohibited by this Policy.
D.Margin and Pledging of the Company’s Securities Prohibited
Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of shares options or other awards under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is also prohibited. This prohibition means, among other things, that an Insider cannot hold the Company’s securities in a “margin account” (which would allow the Insider to borrow against his or her holdings to buy securities).
V.    RULE 10b5-1 TRADING PLANS
A.Overview
Rule 10b5-1 provides an affirmative defense to insider trading liability for transactions under a previously established binding contract, written plan or instruction (a “Trading Plan”) entered into in good faith when not in possession of material, non-public information and in accordance with the terms of Rule 10b5-1. Once you establish a Trading Plan in accordance with the foregoing, you will not need to clear in advance transactions made pursuant to the terms of the Trading Plan.
The initiation of, and any modification to or termination of, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation, modification or termination is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification or termination thereof, must be submitted to and pre-approved in the manner set forth in Section II.D. above and such conditions on the implementation and operation of the Trading Plan may be imposed as the Company deems necessary or advisable. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or any of its other employees.

The Company reserves the right from to time to time suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Company, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.
B.Limitation on Liability
None of the Company, the Chief Executive Officer, General Counsel, Chief Financial Officer, Chief Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Policy. Notwithstanding any review of a Trading Plan pursuant to this Policy, none of the Company, the Chief Executive Officer, General Counsel, Chief Financial Officer, Chief Compliance Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.
VI.    EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE
After reading this Policy, upon request, all officers, directors and employees must certify their understanding of and intent to comply with this Policy. This certification may be done by an electronic acknowledgement.